Exhibit 99.1

Armstrong World Industries Reports Record-Setting Fourth-Quarter

and Full-Year 2023 Results

Fourth-Quarter 2023 Results†

•
Net sales up 3% with better-than-expected Mineral Fiber volumes
•
Operating income declined 6% primarily due to acquisition-related expenses, while adjusted operating income increased 5%
•
Diluted earnings per share from continuing operations down 1% primarily due to acquisition-related expenses
•
Adjusted EBITDA up 7% and adjusted diluted earnings per share up 13%

Full-Year 2023 Results†

•
Net sales up 5% on strong average unit value ("AUV") performance
•
Operating income up 16% and adjusted operating income increased 13%
•
Diluted earnings per share from continuing operations up 16%
•
Adjusted EBITDA up 12% and adjusted diluted earnings per share up 12%
•
Cash flow from operating and investing activities up 6% and adjusted free cash flow up 19%
•
Issuing 2024 Guidance: Net sales growth of 3% to 6% and adjusted EBITDA growth of 5% to 9%

† All comparisons versus the prior year period.

LANCASTER, Pa., Feb. 20, 2024 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported record-setting fourth-quarter and full-year 2023 financial results with steady sales growth and improved adjusted EBITDA margins across both the Mineral Fiber and Architectural Specialties segments.

“We delivered record fourth quarter net sales and adjusted EBITDA results, highlighted by adjusted EBITDA margin expansion in both our segments while continuing to face soft market conditions. These results contributed to record-setting sales and adjusted EBITDA for the full year that exceeded our guidance expectations,” said Vic Grizzle, President and CEO of Armstrong World Industries. “Our strong position and the momentum we’ve generated is a clear testament to the focused efforts of our teams to execute our strategy and deliver on our key initiatives along with the overall resilience of our business model.”

Fourth-Quarter Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended December 31,
	2023	2022	Change
Net sales	$312.3	$304.5	2.6%
Operating income	$66.3	$70.6	(6.1)%
Operating income margin (Operating income as a % of net sales)	21.2%	23.2%	(200)bps
Earnings from continuing operations	$46.8	$48.8	(4.1)%
Diluted earnings per share from continuing operations	$1.06	$1.07	(0.9)%

Additional Non-GAAP* Measures
Adjusted EBITDA	$98	$92	6.9%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	31.4%	30.1%	130bps
Adjusted earnings from continuing operations	$54	$49	9.1%
Adjusted diluted earnings per share from continuing operations	$1.22	$1.08	13.0%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Fourth-quarter 2023 consolidated net sales increased 2.6% from prior-year results, driven by favorable Average Unit Value (dollars per unit sold, or "AUV") of $4 million and higher sales volumes of $4 million. Mineral Fiber net sales increased $4 million and Architectural Specialties net sales increased $4 million.

Fourth-quarter 2023 operating income was positively impacted by improved Architectural Specialties project margins, a benefit from favorable AUV and increased equity earnings from the Worthington Armstrong Joint Venture ("WAVE"), partially offset by higher incentive compensation, an increase in selling expenses and higher manufacturing costs. Operating income was also negatively impacted by a $7 million increase in acquisition-related charges, resulting in a 6.1% decrease versus the prior-year period.

Fourth-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2023	2022	Change
Net sales	$220.3	$216.0	2.0%
Operating income	$60.9	$61.1	(0.3)%
Adjusted EBITDA*	$81	$78	3.5%
Operating income margin	27.6%	28.3%	(70)bps
Adjusted EBITDA margin*	36.8%	36.3%	50bps

Mineral Fiber net sales increased 2.0% in the fourth quarter of 2023 primarily due to $4 million of favorable AUV and $1 million of higher volumes. The increase in AUV was driven by favorable price, partially offset by unfavorable mix. The change in sales volumes resulted from the benefit from our growth initiatives partially offset by softer market demand.

Fourth-quarter 2023 operating income was substantially unchanged from the prior year. A $6 million increase in incentive compensation and a $2 million increase in selling expense in the fourth quarter of 2023 were partially offset by a $4 million benefit from favorable AUV and a $4 million increase in WAVE equity earnings.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2023	2022	Change
Net sales	$92.0	$88.5	4.0%
Operating income	$6.0	$10.7	(43.9)%
Adjusted EBITDA*	$17	$13	26.9%
Operating income margin	6.5%	12.1%	(560)bps
Adjusted EBITDA margin*	18.4%	15.0%	330bps

Fourth-quarter 2023 Architectural Specialties net sales increased 4.0% from prior-year results, driven primarily by contributions from recent acquisitions, partially offset by the impact of unfavorable custom project timing.

Operating income was positively impacted by a $6 million margin benefit from increased sales and improved custom project margins, partially offset by a $2 million increase in selling expenses and higher manufacturing costs. Operating income was also negatively impacted by a $7 million increase in acquisition-related charges, resulting in a 43.9% decrease versus the prior-year period.

Full Year Results

(Dollar amounts in millions)	For the Year Ended December 31,
	2023	2022	Change
Net sales	$1,295.2	$1,233.1	5.0%
Operating income	$323.7	$278.7	16.1%
Operating income margin	25.0%	22.6%	240bps
Earnings from continuing operations	$223.8	$199.9	12.0%
Diluted net earnings per share from continuing operations	$4.99	$4.30	16.0%
Net cash provided by operating and investing activities	$223.1	$210.6	5.9%

Additional Non-GAAP* Measures
Adjusted EBITDA	$430	$385	11.6%
Adjusted EBITDA margin	33.2%	31.2%	200bps
Adjusted earnings from continuing operations	$238	$220	8.3%
Adjusted diluted net earnings per share from continuing operations	$5.32	$4.74	12.2%
Adjusted free cash flow	$263	$221	19.0%

Full-year net sales increased 5.0% from prior-year results, primarily due to favorable AUV of $43 million and higher sales volumes of $19 million. Mineral Fiber net sales increased $45 million, while Architectural Specialties net sales increased $17 million. The increase in Mineral Fiber net sales was primarily driven by favorable AUV as a result of increased like-for-like pricing, partially offset by unfavorable mix. Architectural Specialties net sales improved primarily due to contributions from recent acquisitions, as well as growth in metal and felt product sales, partially offset by lower wood product sales.

Full-year operating income increased 16.1% from prior-year results, driven by favorable AUV benefit of $33 million, a $23 million margin benefit from increased Architectural Specialties sales, a $12 million increase in WAVE equity earnings, and an $8 million reduction in acquisition-related expenses. These benefits were partially offset by a $15 million increase in selling expense, primarily related to investments in selling capabilities within our Architectural Specialties segment, investments in support of our digital initiatives and higher marketing expenses, a $10 million increase in manufacturing and input costs, net of productivity, and an $8 million increase in incentive compensation.

Cash Flow

Cash flows from operating activities in 2023 increased $51 million versus the prior-year period, while cash flows from investing activities decreased $39 million versus the prior-year period. The net $13 million, or 5.9%, increase in operating and investing cash flows was primarily due to favorable working capital changes in inventories, accounts receivable and accounts payable and accrued expenses. These benefits were partially offset by an increase in cash paid for acquisitions, an increase in purchases of property, plant and equipment, and lower dividends from WAVE.

Share Repurchase Program

During the fourth quarter of 2023, we repurchased 0.4 million shares of common stock for a total cost of $35 million, excluding the cost of commissions and taxes. For the full-year 2023, we repurchased 1.8 million shares of common stock for a total cost of $132 million, excluding the cost of commissions and taxes. As of December 31, 2023, there was $717 million remaining under the Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved a share repurchase program authorizing us to repurchase up to $150 million of our outstanding common stock through July 2018 (the “Program”). Pursuant to additional authorization and extensions of the Program approved by our Board of Directors, including $500 million authorized on July 18, 2023, we are authorized to purchase up to $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through December 31, 2023, we have repurchased 14.2 million shares under the Program for a total cost of $983 million, excluding commissions and taxes.

2024 Outlook

“Solid contributions from Mineral Fiber AUV, operating leverage in the Architectural Specialties segment, WAVE equity earnings and manufacturing productivity were key to driving margin expansion for the company in 2023. These strong financial results enabled full year adjusted free cash flow growth of nearly 20% and fueled our ability to execute on all of our capital allocation priorities in 2023,” said Chris Calzaretta, AWI Senior Vice President and CFO. “Our 2024 outlook reflects a laser-focused approach to delivering profitable growth, margin expansion and adjusted free cash flow growth despite modestly softer economic conditions. Our capital allocation priorities remain unchanged as we continue to execute our strategy and create value for shareholders.”

		For the Year Ended December 31, 2024
(Dollar amounts in millions except per-share data)	2023 Actual	Current Guidance			VPY Growth %
Net sales	$1,295	$1,335	to	$1,375	3%	to	6%
Adjusted EBITDA*	$430	$450	to	$470	5%	to	9%
Adjusted diluted net earnings per share*	$5.32	$5.60	to	$5.90	5%	to	11%
Adjusted free cash flow*	$263	$275	to	$290	5%	to	10%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss fourth-quarter and full-year 2023 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, expected savings from cost management initiatives, the performance of our WAVE joint venture, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K for the year ended December 31, 2023, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.3 billion in revenue in 2023, AWI has approximately 3,100 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-K for the year ended December 31, 2023, that the Company expects to file with the SEC today.

Contacts

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net sales	$312.3	$304.5	$1,295.2	$1,233.1
Cost of goods sold	192.8	193.0	798.2	784.0
Gross profit	119.5	111.5	497.0	449.1
Selling, general and administrative expenses	73.3	59.1	262.5	237.0
Loss (gain) related to change in fair value of contingent consideration	0.1	(2.3)	0.1	11.0
Equity (earnings) from joint venture	(20.2)	(15.9)	(89.3)	(77.6)
Operating income	66.3	70.6	323.7	278.7
Interest expense	8.6	9.2	35.3	27.1
Other non-operating (income), net	(3.0)	(1.9)	(9.9)	(6.0)
Earnings from continuing operations before income taxes	60.7	63.3	298.3	257.6
Income tax expense	13.9	14.5	74.5	57.7
Earnings from continuing operations	46.8	48.8	223.8	199.9
Net earnings from discontinued operations	-	-	-	3.0
Net earnings	$46.8	$48.8	$223.8	$202.9

Diluted earnings per share of common stock, continuing operations	$1.06	$1.07	$4.99	$4.30
Diluted earnings per share of common stock, discontinued operations	$-	$-	$-	$0.07

Diluted net earnings per share of common stock	$1.06	$1.07	$4.99	$4.37
Average number of diluted common shares outstanding	44.2	45.6	44.8	46.4

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net Sales
Mineral Fiber	$220.3	$216.0	$932.4	$887.4
Architectural Specialties	92.0	88.5	362.8	345.7
Total net sales	$312.3	$304.5	$1,295.2	$1,233.1

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Segment operating income (loss)
Mineral Fiber	$60.9	$61.1	$285.7	$260.9
Architectural Specialties	6.0	10.7	40.9	21.7
Unallocated Corporate	(0.6)	(1.2)	(2.9)	(3.9)
Total consolidated operating income	$66.3	$70.6	$323.7	$278.7

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	December 31, 2023	December 31, 2022
Assets
Current assets	$313.0	$356.5
Property, plant and equipment, net	566.4	554.4
Other non-current assets	793.0	776.3
Total assets	$1,672.4	$1,687.2
Liabilities and shareholders’ equity
Current liabilities	$194.5	$182.7
Non-current liabilities	886.1	969.5
Shareholders' equity	591.8	535.0
Total liabilities and shareholders’ equity	$1,672.4	$1,687.2

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	For the Year Ended December 31,
	2023	2022
Net earnings	$223.8	$202.9
Other adjustments to reconcile net earnings to net cash provided by operating activities	12.5	28.8
Changes in operating assets and liabilities, net	(2.8)	(49.3)
Net cash provided by operating activities	233.5	182.4
Net cash (used for) provided by investing activities	(10.4)	28.2
Net cash (used for) financing activities	(258.6)	(201.9)
Effect of exchange rate changes on cash and cash equivalents	0.3	(0.8)
Net (decrease) increase in cash and cash equivalents	(35.2)	7.9
Cash and cash equivalents at beginning of year	106.0	98.1
Cash and cash equivalents at end of period	$70.8	$106.0

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2024. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net sales	$312	$305	$1,295	$1,233

Net earnings	$47	$49	$224	$203
Less: Net earnings from discontinued operations	-	-	-	3
Earnings from continuing operations	$47	$49	$224	$200
Add: Income tax expense	14	15	75	58
Earnings from continuing operations before income taxes	$61	$63	$298	$258
Add: Interest/other income and expense, net	6	7	25	21
Operating income	$66	$71	$324	$279
Add: RIP expense (1)	1	1	3	4
Add: Acquisition-related impacts (2)	7	-	11	19
Add: Cost reduction initiatives and other	1	-	3	-
Adjusted operating income	$75	$71	$340	$301
Add: Depreciation and amortization	23	20	89	84
Adjusted EBITDA	$98	$92	$430	$385

Operating income margin	21.2%	23.2%	25.0%	22.6%
Adjusted EBITDA margin	31.4%	30.1%	33.2%	31.2%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net sales	$220	$216	$932	$887

Operating income	$61	$61	$286	$261
Add: Cost reduction initiatives and other	1	-	3	-
Adjusted operating income	$62	$61	$289	$261
Add: Depreciation and amortization	19	17	75	69
Adjusted EBITDA	$81	$78	$364	$330

Operating income margin	27.6%	28.3%	30.6%	29.4%
Adjusted EBITDA margin	36.8%	36.3%	39.1%	37.2%

Architectural Specialties

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net sales	$92	$89	$363	$346

Operating income	$6	$11	$41	$22
Add: Acquisition-related impacts (1)	7	-	11	19
Adjusted operating income	$13	$10	$52	$41
Add: Depreciation and amortization	4	3	14	14
Adjusted EBITDA	$17	$13	$66	$55

Operating income margin	6.5%	12.1%	11.3%	6.3%
Adjusted EBITDA margin	18.4%	15.0%	18.1%	15.8%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Operating (loss)	$(1)	$(1)	$(3)	$(4)
Add: RIP expense (1)	1	1	3	4
Adjusted operating (loss)	$-	$-	$-	$-
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$57	$63	$234	$182
Net cash provided by (used for) investing activities	-	20	(10)	28
Net cash provided by operating and investing activities	$57	$83	$223	$211
Add: Acquisitions, net	3	3	27	3
Add: Net environmental expenses	1	-	1	1
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	5	2
Add: Arktura deferred compensation (2)	8	5	8	5
Adjusted Free Cash Flow	$68	$91	$263	$221

(1) Contingent consideration payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.

(2) Contingent compensation payments related to the acquisition.

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2023		2022		2023		2022
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$47	$1.06	$49	$1.07	$224	$4.99	$203	$4.37
Less: Net earnings from discontinued operations	-	-	-	-	-	-	3	0.07
Earnings from continuing operations	$47	$1.06	$49	$1.07	$224	$4.99	$200	$4.30
Add: Income tax expense	14		15		75		58
Earnings from continuing operations before income taxes	$61		$63		$298		$258
(Less): RIP (credit) (1)	-		-		(1)		(1)
Add: Acquisition-related impacts (2)	7		-		11		19
Add: Acquisition-related amortization (3)	2		1		6		8
Add: Cost reduction initiatives and other	1		-		3		-
Adjusted earnings from continuing operations before income taxes	$70		$64		$318		$283
(Less): Adjusted income tax expense (4)	(16)		(15)		(79)		(63)
Adjusted earnings from continuing operations	$54	$1.22	$49	$1.08	$238	$5.32	$220	$4.74
Adjusted diluted EPS from continuing operations change versus prior year		13.0%				12.2%
Diluted shares outstanding		44.2		45.6		44.8		46.4
Effective tax rate		23%		23%		25%		22%

(1) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2024
	Low		High
Net earnings	$243	to	$248
Add: Income tax expense	79		84
Earnings before income taxes	$323	to	$332
Add: Interest expense	40		42
Add: Other non-operating (income), net	(7)		(6)
Operating income	$356	to	$368
Add: RIP expense (1)	2		4
Adjusted operating income	$359	to	$371
Add: Depreciation and amortization	90		100
Adjusted EBITDA	$450	to	$470

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we do not expect to make cash contributions to our RIP.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2024
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$243	$5.55	to	$248	$5.77
Add: Income tax expense	79			84
Earnings before income taxes	$323		to	$332
Add: RIP (credit) (2)	(3)			(1)
Add: Acquisition-related amortization (3)	7			8
Adjusted earnings before income taxes	$327		to	$339
(Less): Adjusted income tax expense (4)	(81)			(84)
Adjusted net earnings	$246	$5.60	to	$255	$5.90

(1) Adjusted diluted EPS guidance for 2024 is calculated based on approximately 43 to 44 million of diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Income tax expense is based on an adjusted effective tax rate of approximately 25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2024
	Low		High
Net cash provided by operating activities	$270	to	$285
Add: Return of investment from joint venture	85		95
Adjusted net cash provided by operating activities	$355	to	$380
Less: Capital expenditures	(80)		(90)
Adjusted Free Cash Flow	$275	to	$290